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                                                                       EXHIBIT 5




                                October 10, 2000




PopMail.com, inc.
1333 Corporate Drive, Suite 350
Irving, Texas  75038

RE:      REGISTRATION STATEMENT ON FORM S-8 (THE "REGISTRATION STATEMENT")

Gentlemen:

         We have acted as counsel for PopMail.com, inc., a corporation organized under the laws of the State of Minnesota (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the resale of 194,965 shares (the "IZ Option Shares") of the Company's common stock, $.01 par value (the "common stock"), issued under the IZ.com Incorporated 1999 Stock Option Plan (the "IZ Plan") during the period from February 9, 2000 to and including July 21, 2000 and the issuance of 500,000 shares (the "Subsidiary Advisor Plan Shares") issuable under the PopMail.com, inc. Subsidiary Advisor Stock Option Plan (the "Subsidiary Advisor Plan") under the Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission.

         We have made such legal and factual examinations and inquiries, including an examination of originals, or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such corporate records of the Company, agreements and other instruments, certificates of public officials and officers and representatives of the Company, and such other documents as have deemed necessary as a basis for the opinions hereafter expressed.

         Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each of the parties thereto has duly and validly executed and delivered each instrument, document and agreement to which such party is a signatory, and such party's obligations set forth therein are its legal, valid, and binding obligations, enforceable in accordance with their respective terms, (ii) each natural person executing any such instrument, document or agreement is legally competent to do


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so, and (iii) all corporate  records made available to us by the Company and all public records reviewed are accurate and complete.

         Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that:

         1. The IZ Option Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         2. When the Company has received the consideration required under the relevant provisions of the Subsidiary Advisor Plan and any stock option agreements executed by the Company pursuant thereto, and has issued the Subsidiary Advisor Plan Shares as provided under the Subsidiary Advisor Plan, said shares will be duly authorized, validly issued, fully paid, and nonassessable.

         We are qualified to practice law in the State of Minnesota. The opinions set forth herein are expressly limited to the laws of the State of Minnesota and we do not purport to be experts on, or express any opinion herein concerning any laws other than the laws of the State of Minnesota. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, or other authorizations or approvals as may be required by, any federal law, including any federal securities law, or any state securities or blue sky laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm therein.

                                      Very truly yours,


                                      /s/ Maslon Edelman Borman & Brand, LLP